Exhibit 99.1

NeoPhotonics Reports Third Quarter Financial Results

Company Reports Revenue of $44.0 million and Continued Gross Margin Expansion;

Acquires Santur, Building on 40/100G Coherent Technology Leadership

SAN JOSE, CA – November 4, 2011 – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high speed communications networks, today announced financial results for its third quarter ended September 30, 2011.

“In the third quarter, we recorded revenue of $44.0 million, which fell short of our original projections for revenue and is disappointing,” said Tim Jenks, Chairman, President and CEO of NeoPhotonics. “Lower than projected volumes from our largest customer during the quarter negatively impacted our top line. Accordingly, our vendor managed inventory for all customers of $8.4 million as of the end of the quarter was also considerably higher than our internal projections.

“Nevertheless, we continued to experience sequential growth from many of our other customers, notably in the U.S. and Europe. A positive mix of product revenue and continued growth in our 100G coherent products contributed to the third sequential quarter of gross margin expansion, to 27.7% on a GAAP basis,” continued Mr. Jenks.

“In addition, we recently closed the acquisition of Santur Corporation, a leading designer and manufacturer of Indium Phosphide (InP) based PIC products. We believe that the acquisition enhances our leading position in PIC-based modules and subsystems for high speed networks and can further accelerate our growth in the 100G coherent and cloud computing markets. Though we will remain cautious in our outlook for the fourth quarter, we also remain firm believers that the demands for greater bandwidth, elimination of network bottlenecks and higher transmission speeds will continue, and that these trends will continue to drive the demand for our products,” concluded Mr. Jenks.

Financial Highlights for the Third Quarter of 2011

For the third quarter of 2011, NeoPhotonics recorded quarterly revenue of $44.0 million, a decrease of $8.1 million, or 16% from the second quarter of 2011, and a decrease of $3.2 million, or 7%, from the third quarter of 2010. Gross margin for the third quarter of 2011 was 27.7%, up from 26.5% in the second quarter of 2011 and down from 30.2% in the third quarter of 2010. Non-GAAP gross margin for the third quarter of 2011 was 27.5%, up from 26.2% for the second quarter of 2011 and down from 30.9% for the third quarter of 2010.

Net loss was $4.1 million for the third quarter of 2011, as compared to net income of $13.6 million in the second quarter of 2011 and net income of $0.1 million in the third quarter of 2010. Included in the third quarter 2011 loss was $0.3 million in acquisition-related costs relating to the Santur transaction. Non-GAAP net loss was $3.2 million for the third quarter of 2011, as compared to break-even in the second quarter of 2011 and Non-GAAP net income of $1.2 million in the third quarter of 2010. Diluted net loss per share was $0.17 for the third quarter of 2011, as compared to diluted net income per share of $0.53 in the second quarter of 2011 and $0.00 in the third quarter of 2010. Non-GAAP diluted net loss per share was $0.13 for the third quarter of 2011, as compared to $0.00 in the second quarter of 2011 and Non-GAAP diluted net income per share of $0.07 in the third quarter of 2010. Adjusted EBITDA was a loss of $0.4 million for the third quarter of 2011, down from income of $3.0 million in the second quarter of 2011 and $4.0 million in the third quarter of 2010.

A reconciliation of GAAP financial measures to Non-GAAP financial measures is included at the end of this press release. See “Use of Non-GAAP Financial Information” later in this press release for a description of these Non-GAAP financial measures.

Total cash, cash equivalents and short- and long-term investments was $103.4 million at the end of the third quarter of 2011, as compared to $107.5 million at the end of the second quarter of 2011.

Business Highlights

•

NeoPhotonics announced the acquisition of Santur Corporation. Founded in 2000, Santur is located in Fremont, California, and has focused on commercializing PIC-based laser array and packaging technologies for communications. Santur’s technology includes established telecom designs offering elegant approaches to wide tunability as well as high speed transceivers. Santur products are designed to provide reduced size, power consumption and cost for a wide range of DWDM, coherent and client side networking applications in 10G, 40G and 100G networks.

•	NeoPhotonics made the following product announcements:

•

Sample availability of the company’s first 40G high-speed transceiver module in a CFP form factor for cloud and data center applications. The new pluggable transceiver is designed to meet increasing bandwidth demand in today’s data centers. Compared to a traditional 10G approach, the new module transmits four times the data over single mode fiber at distances up to 10 kilometers.

•

Sample availability of the company’s first extended reach transceiver module for 10G PON applications in an XFP form factor. The new product is designed to enable carriers to leverage investments in existing infrastructure while upgrading their fiber optic broadband access networks from 1.25G and 2.5G data rates to 10G data rates.

•

New additions to its SFP+ transceiver product suite. These products enhance the existing portfolio of 6G and 10G SFP+ transceivers for Common Public Radio Interface (CPRI), 10G Ethernet and SONET/SDH transport applications. The transceivers are designed to support the environmental impact initiatives of carriers as they seek to reduce the power consumption and carbon footprint of their broadband networks.

•

NeoPhotonics signed facilities leases to establish new facilities: a production facility in Dongguan, China, a design and sourcing center in Tokyo, Japan, and a design center in Wuhan, China. The Tokyo facility is intended to support high speed network module design for next generation systems and sourcing. The Wuhan center is intended to support next generation optical subsystem and integration design. The production facility in Southern China is near the company’s existing facilities and is intended to provide greater manufacturing capacity for the company’s global customer base. The production facility is expected to be operational by the end of 2012.

•

NeoPhotonics amended its credit facilities with Comerica Bank to provide a new $35 million facility including a revolving line of credit, term loan and an equipment loan. The company borrowed $28 million under this agreement in October 2011 to partially fund the Santur acquisition.

Outlook for the Quarter Ending December 31, 2011

During the fourth quarter ending December 31, 2011, NeoPhotonics anticipates results could be impacted by continued volatility in volumes demanded by its largest customer, the impact of the flooding in Thailand and macroeconomic conditions. The outlook includes estimates for the impact of the typically seasonally lower fourth quarter as well as Santur’s results beginning from October 13, 2011. Accordingly, NeoPhotonics currently expects revenue for the fourth quarter to be in the range of $45 million to $50 million and Non-GAAP gross margin to be in the range of 19% to 22%. The company currently expects diluted net loss per share to be in the range of $0.45 to $0.55 and Non-GAAP diluted net loss per share to be in the range of $0.30 to $0.40. The Non-GAAP outlook excludes the expected amortization of intangibles of approximately $1.3 million, acquisition-related costs relating to the Santur transaction of approximately $1.4 million and the anticipated impact of stock-based compensation expense of approximately $1.1 million, of which $0.2 million is estimated to relate to cost of goods sold. The Company is in the process of completing the purchase accounting relating to Santur, thus the estimated amortization of intangibles can vary.

Conference Call

The company will discuss these financial results in a conference call at 8:00 a.m. ET (5:00 am PT) November 4, 2011. The public is invited to listen to a live webcast of the conference call on the Investor Relations section of the company website at http://ir.neophotonics.com/.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Thursday, November 10, 2011 at 11:59 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States, or 719-457-0820 if you are calling from outside the United States, and entering the replay pass code 1623634. A replay of the webcast will be available on the Investor Relations section on the company’s website approximately two hours after the conclusion of the call.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high-speed communications networks. The company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley (USA) and Shenzhen, China. NeoPhotonics has been included in the Russell 3000® Index since its reconstitution in June 2011. For additional information, visit www.neophotonics.com.

© 2011 NeoPhotonics Corporation. All rights reserved. NeoPhotonics and the red dot logo are trademarks of NeoPhotonics Corporation. All other marks are the property of their respective owners.

Forward Looking Statements

The statements in this press release under the heading “Outlook for the Quarter Ending December 31, 2011” as well as Mr. Jenks’ statements about the potential benefits of the Santur acquisition and about trends affecting demand for the company’s products are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks, uncertainties and assumptions. The risks and uncertainties that could cause the company’s results, including for the fourth quarter, to differ materially from those expressed or implied by such forward-looking statements include but are not limited to: the effects of volatility in customer demand, particularly with its largest customer; unanticipated reductions in customer orders for or delays in shipments of products, such as the several transceivers described above, to customers may occur due to volatility in market demand, capital expenditures, network deployments, market share awards or other reasons; continuing general limited visibility across many of our product lines that can be exacerbated by vendor managed inventory programs; uncertainty surrounding the ongoing impact of the flooding in Thailand, including the possibility that flooding could continue for an extended period and could worsen, the possibility that NeoPhotonics customers could scale back or cancel orders in light of perceived or real production and delivery constraints; the effects of disruption from the Santur acquisition making it more difficult to maintain relationships with employees, customers, suppliers and other business partners for NeoPhotonics and Santur; transaction costs relating to the Santur acquisition; actual or contingent liabilities relating to Santur; the inability to predict the future success or market acceptance of Santur products while a part of NeoPhotonics; the benefits of combining the products and technologies of NeoPhotonics and Santur may not be realized; the highly competitive and rapidly evolving markets in which both NeoPhotonics and Santur compete; Santur’s limited operating history, historical losses and the fluctuation of its past operating results; the demand for Santur PIC products may be volatile or lower than expected and its production capacity may be underutilized; acceptance by customers of Santur PIC products or the timing of such acceptance may not be as NeoPhotonics expects; the company’s rate of new design wins and the rate at which design wins go into production could be slower than the company expects; acceptance by customers of new product introductions or the timing of such acceptance may not be as the company expects; the company relies on a small number of customers for a substantial portion of its revenues, which could cause financial results to vary from the company’s expectations even if only one of these customers varies the timing or amounts of its purchasing decisions; demand could decrease from the company’s expectations due to general conditions in the telecommunications equipment industry or the world economy generally (particularly relating to the rate of economic recovery in the U.S., effects of sovereign debt in Europe and concerns relating to inflation in China); the continuing impact of the earthquake and tsunami in Japan; and other risks and uncertainties described more fully in the company’s documents filed with or furnished to the Securities and Exchange Commission. More information about risks that may impact the company’s business is set forth in the “Risk Factors” section of the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2011. All forward-looking statements in this press release are based on information available to NeoPhotonics as of the date hereof and qualified in their entirety by this cautionary statement, and NeoPhotonics assumes no obligation to revise or update these forward-looking statements.

Use of Non-GAAP Financial Information

To help readers understand the company’s past financial performance and its future results, NeoPhotonics supplements the financial results that it provides in accordance with generally accepted accounting principles, or GAAP, with Non-GAAP financial measures. The company provides Non-GAAP gross margin, Non-GAAP net income (loss), Non-GAAP diluted net income (loss) per share and adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, as supplemental information. In computing certain of these Non-GAAP financial measures, the company excludes certain items included under GAAP, including the amortization of purchased intangible assets, stock-based compensation expense (credit), deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock, share of loss of an unconsolidated investee, gain on sale of shares of an unconsolidated investee, acquisition-related costs and the related tax effects. In computing adjusted EBITDA, the company also excludes interest income and expense, provision for income taxes and depreciation expense.

Management uses these Non-GAAP financial measures to evaluate the operating performance of the business and aid in period-to-period comparability. Management also uses the Non-GAAP financial measures for planning and forecasting and measuring results against its forecast. Using several measures to evaluate the business allows the company and investors to assess the company’s relative performance and ultimately monitor the company’s capacity to generate returns for its stockholders. The Non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies may calculate such financial results differently, particularly related to nonrecurring or unusual items. The company’s Non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to gross margin, net income (loss), diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders, or as indications of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider these Non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the Non-GAAP financial measures to the most directly comparable GAAP financial measures and more information about Non-GAAP financial measures are provided in the financial schedules portion of this press release.

Contacts:

JD Fay, Chief Financial Officer

NeoPhotonics Corporation

408-895-6086

Erica Mannion, Investor Relations

Sapphire Investor Relations, LLC

212-766-1800 Ext. 203

NeoPhotonics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except percentages, share and per share data)

	Three months ended
	Sep. 30, 2011	June 30, 2011	Sep. 30, 2010
Revenue	$43,961	$52,082	$47,126
Cost of goods sold (1)	31,765	38,301	32,913

Gross profit	12,196	13,781	14,213
	27.7%	26.5%	30.2%
Operating expenses:
Research and development (1)	7,162	6,483	6,091
Sales and marketing (1)	2,988	2,319	2,677
General and administrative (1)	5,957	4,692	4,440
Amortization of purchased intangible assets	104	272	286

Total operating expenses	16,211	13,766	13,494

Income (loss) from operations	(4,015)	15	719

Interest income	77	45	44
Interest expense	(52)	(60)	(175)
Other income (expense), net	159	14,127	(105)

Total interest and other income (expense), net	184	14,112	(236)

Income (loss) before income taxes	(3,831)	14,127	483
Provision for income taxes	(258)	(547)	(405)

Net income (loss)	(4,089)	13,580	78
Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock	—	—	(22)

Net income (loss) attributable to NeoPhotonics Corporation common stockholders	$(4,089)	$13,580	$56

Net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	$(0.17)	$0.55	$—

Diluted	$(0.17)	$0.53	$—

Weighted average shares used to compute net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	24,744,417	24,694,577	1,936,047

Diluted	24,744,417	25,561,980	2,858,777

(1) Includes stock-based compensation expense (credit) as follows for the periods presented:
Cost of goods sold	$(121)	$(152)	$32
Research and development	218	(52)	93
Sales and marketing	173	51	91
General and administrative	224	118	181

Total stock-based compensation expense (credit)	$494	$(35)	$397

NeoPhotonics Corporation

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Sep. 30, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$103,375	$25,465
Restricted cash	2,927	3,027
Accounts receivable, net	58,236	54,374
Inventories	35,877	19,426
Prepaid expenses and other current assets	3,982	7,665

Total current assets	204,397	109,957
Property, plant and equipment, net	44,167	43,113
Goodwill	4,323	4,323
Other intangible assets, net	1,610	2,146
Other long-term assets	877	12,956

Total assets	$255,374	$172,495

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$35,746	$29,653
Short-term loans and notes payable	14,510	17,205
Current portion of long-term debt	—	5,924
Accrued and other current liabilities	9,443	13,046

Total current liabilities	59,699	65,828
Long-term debt, net of current portion	—	2,912
Deferred income tax liabilities	557	536
Other noncurrent liabilities	1,420	1,316

Total liabilities	61,676	70,592

Redeemable convertible preferred stock:
Series X redeemable convertible preferred stock	—	46,180
Series 1, 2 and 3 redeemable convertible preferred stock	—	165,361

	—	211,541

Stockholders' equity (deficit):
Common stock	62	5
Additional paid-in capital	391,443	93,349
Accumulated other comprehensive income	10,436	12,807
Accumulated deficit	(208,243)	(215,799)

Total stockholders' equity (deficit)	193,698	(109,638)

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$255,374	$172,495

NeoPhotonics Corporation

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In thousands, except percentages, share and per share data)

	Three months ended
	September 30, 2011	June 30, 2011	September 30, 2010
NON-GAAP GROSS PROFIT:
GAAP gross profit	$12,196	$13,781	$14,213
Amortization of purchased intangible assets (a)	7	8	323
Stock-based compensation expense (credit) (b)	(121)	(152)	32

Non-GAAP gross profit	$12,082	$13,637	$14,568

Non-GAAP gross margin (% of revenue)	27.5%	26.2%	30.9%

NON-GAAP NET INCOME (LOSS):
GAAP net income (loss) attributable to NeoPhotonics Corporation common stockholders	$(4,089)	$13,580	$56
Amortization of purchased intangible assets (a)	111	280	609
Stock-based compensation expense (credit) (b)	494	(35)	397
Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock (c)	—	—	22
Share of loss of unconsolidated investee (d)	—	—	176
Gain on sale of shares of an unconsolidated investee, net of direct cost (e)	—	(13,829)	—
Acquisition-related cost (f)	336	—	—
Income tax effect of Non-GAAP adjustments (g)	(6)	11	(41)

Non-GAAP net income (loss)	$(3,154)	$7	$1,219

ADJUSTED EBITDA:
GAAP net income (loss) attributable to NeoPhotonics Corporation common stockholders	$(4,089)	$13,580	$56
Amortization of purchased intangible assets (a)	111	280	609
Stock-based compensation expense (credit) (b)	494	(35)	397
Interest (income) expense, net (h)	(25)	15	131
Provision for income taxes (i)	258	547	405
Depreciation expense (j)	2,529	2,446	2,250
Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock (c)	—	—	22
Share of loss of unconsolidated investee (d)	—	—	176
Gain on sale of shares of an unconsolidated investee, net of direct cost (e)	—	(13,829)	—
Acquisition-related cost (f)	336	—	—

Adjusted EBITDA	$(386)	$3,004	$4,046

NON-GAAP DILUTED NET INCOME (LOSS) PER SHARE:
GAAP diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders	$(0.17)	$0.53	$—

Non-GAAP diluted net income (loss) per share	$(0.13)	$—	$0.07

SHARES USED TO COMPUTE NON-GAAP DILUTED NET INCOME (LOSS) PER SHARE:
Shares used to compute GAAP diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders	24,744,417	25,561,980	2,796,423
Weighted average effect of the assumed conversion of convertible preferred stock from the date of issuance and dilutive securities under the treasury method (k)	—	—	14,038,489

Shares used to compute Non-GAAP diluted net income (loss) per share	24,744,417	25,561,980	16,834,912

The Non-GAAP financial measures included in the table above adjust for the following items:

a)	Amortization of purchased intangible assets. Included in the GAAP financial results is the amortization of purchased intangible assets associated with prior acquisitions and which is non-cash in nature. The company excludes these expenses from its Non-GAAP financial measures because it believes they are not indicative of the company’s core operating performance.

b)	Stock-based compensation expense (credit). Included in the GAAP financial results are charges for the fair value of stock options, stock appreciation units, employee stock purchase rights and restricted stock units granted to employees. While this is a recurring item, management believes that excluding these charges from its Non-GAAP financial measures provides for more accurate comparisons of the company’s historical and current operating results to those of similar companies because various valuation methodologies with subjective assumptions may be used to calculate stock-based compensation expense (credit). In the three months ended March 31, 2011, the stock-based compensation expense (credit) included a one-time catch-up expense for stock appreciation rights that was contingent on the company’s initial public offering.

c)	Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock. This amount adjusts the deemed dividend contingent upon the completion of the company’s initial public offering and the accretion of the company’s preferred stock to redemption value. The company excludes these expenses from its Non-GAAP financial measures because it believes these amounts are not indicative of the company’s core operating performance.

d)	Share of loss of an unconsolidated investee. Included in the GAAP financial results is the company’s share of loss of an unconsolidated investee related to an investment. Management excludes its share of loss of an unconsolidated investee from its Non-GAAP financial measures because management believes it is not indicative of the company’s core operating performance.

e)	Gain on sale of shares of an unconsolidated investee, net of direct cost. Included in the GAAP financial results is the company’s gain on the sale of shares of an unconsolidated investee related to an investment. Management excludes this gain from its Non-GAAP financial measures because management believes it is not reflective of the company’s core operating performance.

f)	Acquisition-related costs. This amount reflects costs arising from acquisitions. Management excludes these acquisition-related costs because it believes these amounts are not reflective of ongoing operating results relative to the period in which the amounts are incurred and are not directly related to the company’s core operating performance.

g)	Income tax effect of Non-GAAP adjustments. This amount adjusts the provision for (benefit from) income taxes to reflect the effect of the Non-GAAP adjustments on Non-GAAP net income (loss). The adjustments were calculated by applying the effective tax rate of the entity where each Non-GAAP adjustment was recorded.

h)	Interest (income) expense, net. Included in the GAAP financial results is interest income and interest expense. Although the company’s investing and borrowing activities are elements of its cost structure and provide the company with the ability to generate revenue and returns for its owners, management excludes interest income and interest expense from its adjusted EBITDA financial measure to provide period-to-period comparability of the company’s core operating results unassociated with its investing and borrowing activities.

i)	Provision for income taxes. Included in the GAAP financial results is income tax expense. While the company is subject to various state and foreign taxes and the payment of such taxes is a necessary element of the company’s operations, management excludes income tax expense from its adjusted EBITDA financial measure to provide period-to-period comparability of the company’s core operating results unassociated with the varying effective tax rates to which the company is subject.

j)	Depreciation expense. Included in the GAAP financial results is depreciation expense associated with the company’s capital expenditures. While the use of the capital equipment enables the company to generate revenue for the business, to enable the company to compare its financial results with other companies in the industry, management excludes depreciation expense from its adjusted EBITDA financial measure.

k)	Diluted shares. The shares used to compute diluted net income (loss) per share include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of the beginning of each period presented or the date of issuance, if later, and the dilutive effect of outstanding stock options, warrants and employee stock purchase rights. In February 2011, in connection with the closing the company’s initial public offering, all of its outstanding preferred stock was converted into shares of common stock.